DuPont

Deferred Variable Compensation Plan

Effective June 1, 2019

1. Purpose

The purpose of the DuPont Deferred Variable Compensation Plan (the "Plan") is to permit eligible employees of DuPont Specialty Products USA, LLC ("the Company") to defer all or a portion of their variable compensation awards that were granted under the prior Variable Compensation Plan to a specified future year or to Retirement. This Plan is intended to constitute a non-qualified, unfunded deferred compensation plan maintained "primarily for the purpose of providing deferred compensation for a select group of management or other highly compensated individuals" (i.e., a "top hat plan"). All benefits payable under this Plan shall be binding obligations of the Company, as well as any of their respective successors and assigns. This document is intended to satisfy the written plan document requirements of Section 402 of ERISA. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

2. History

This Plan is a spin-off from the prior Variable Compensation Plan which was originally adopted effective February 3, 1905 ("Corteva Plan"). Before June 1, 2019, Company employees participated in the Corteva Plan. In connection with the spin-off of Corteva, Inc. from DowDuPont Inc., effective June 1, 2019, the account balances of the Company's active employees were transferred to this Plan, along with any correlated assets held in trust for the Plan. The Corteva Plan was frozen in 2007 to new participants and new deferrals, and this Plan also is frozen to new participants and new deferrals.

3. Participation

All participants of the Corteva Plan who are in active employment with the Company as of June 1, 2019 and who have an account balance remaining in the Plan shall be participants in this Plan. No new participants may become eligible to participate in this Plan.

4. Elections to Defer Compensation

No additional deferrals may be contributed to the Plan.

5. Earnings

(a) Deferred cash awards will bear interest at a rate corresponding to the average of Moody's AAA 10-Year Municipal Bond Rate for the thirteen (13) weeks preceding the beginning of the new quarter. The interest will be compounded quarterly and will also be deferred. If the interest rate changes, the new interest

rate will apply to all deferred cash amounts beginning with the following quarter. Deferred cash awards that are credited after December 31, 2006 will bear interest corresponding to the average of the 30-year Treasury Bill Rate in effect for the 4th and 5th months prior to the beginning of each quarter.

(b) Dividend equivalents on deferred stock units or any cash deferred as stock units will be credited in additional stock units.

6. Deferral Account

The Company shall establish and maintain a deferral account for each participant under the Plan (a "Deferral Account"). A participant's Deferral Account shall be divided into distribution subaccounts, as necessary to separately account for deferrals, which are payable at different times (the "Distribution Subaccounts").

7. Vesting

All variable compensation awards deferred under the Plan shall be 100 percent vested at all times.

8. Post-2004 Deferrals - Distributions and Method of Payment

(a) This section applies only to deferrals made on or after January 1, 2005.

(b) Pursuant to the participants' deferral elections, Distribution Accounts and Distribution Subaccounts attributable to the amounts deferred pursuant to that election and any attributable earnings are to be distributed or commence to be distributed as follows:

i. A specified year or Retirement:

(A) If the Distribution Subaccount is to be distributed in a specified year, it will be paid in the form of a single lump sum payment in January of the year specified.

(B) If the Distribution Subaccount is to be distributed upon Retirement, it will be paid in a lump sum promptly after termination or if elected at initial deferral, annual installments (1-15) beginning in the year of retirement or any of the first five years after retirement. Each installment shall be equal except that all accrued earnings shall be paid as of each installment payment. The participant's Deferral Account or Distribution Subaccount, as applicable, shall continue to be credited with earnings as described in Section 5 during the payment period.

ii. However, if you terminate employment and do not yet qualify for Retirement, your Distribution Subaccount will be paid in a lump sum upon termination of employment (provided such termination of employment is a

"separation from service" as defined in Code Section 409A).

(c) Upon death, the participant's Deferral Account will be paid within a reasonable amount of time in a single lump sum payment to his or her beneficiary, as designated, or to his or her estate if no beneficiary has been specified.

(d) Deferred cash and interest will be delivered in cash. Deferred stock units will be delivered as DuPont de Nemours, Inc. common stock. Fractional stock units due in a lump sum payment or final installment will be paid in cash.

(e) If certain employees are identified as "Key Employees", they may not receive their distributions until after six months from their Retirement or termination of employment.

9. <u>Pre-2005 Deferrals - Distributions and Method of Payment</u>

(a) This section shall apply only to deferrals made on or before December 31, 2004.

(b) Pursuant to the participants' deferral elections, Distribution Accounts and Distribution Subaccounts attributable to the amounts deferred pursuant to that election and any attributable earnings are to be distributed or commence to be distributed as follows:

i. A specified year or Retirement:

(A) If the Distribution Subaccount is to be distributed in a specified year, it must be paid in the form of a single lump sum payment. Delivery will be made in January of the year the participant designates. If the participant retires before the specific year selected, the amounts deferred will be treated for purposes of time and form of delivery as if he or she deferred until Retirement, as set forth herein.

(B) If the Distribution Subaccount is to be distributed upon Retirement, it will be paid in a lump sum promptly after Retirement in the same form as the deferral, unless the participant elects at least one month before Retirement to change the timing of delivery of all deferred amounts to annual installments (1-15) beginning in the year of Retirement or any of the first five years after Retirement.

1. If a Participant is a Section 16 officer selecting installment delivery at Retirement, he or she may not receive his or her first installment of stock until six months after this election.

ii. However, if a participant terminates employment with the Company prior to his or her Retirement, all deferred amounts will be delivered in a lump sum promptly following notification of the Plan Administrator.

(c) Upon death, the participant's Deferral Account and Deferral Subaccounts will be delivered promptly to the person(s) specified in the last designation form filed with the Company. If no designation form has been completed, delivery will be made to the participant's estate in the form of his or her Deferral Account and Deferral Subaccounts at death.

(d) Deferral elections are eligible for a subsequent deferral election as follows:

i. Election to a specified year – a participant may irrevocably elect, by November 30 of the year preceding the specific year to which the grant was originally deferred, to further defer delivery of the participant's grant to, and only to, Retirement.

ii. After Retirement – by November 30 of the year preceding any installment, a participant may make one final irrevocable election to further defer any undelivered amounts, provided that the total number of annual installments after termination of employment from all elections does not exceed 15 and all payments are made by the end of the 20th year after Retirement. Deliveries resulting from a subsequent deferral election cannot be sooner and amounts cannot be greater than would have been delivered under the prior election.

(e) Deferred cash and interest will be delivered in cash. Deferred stock units will be delivered as DuPont de Nemours, Inc. common stock. Each installment payment will be equal to that fraction of the stock units and/or cash in the Deferral Account, at the time of payment, of which the numerator is one and the denominator is the number of annual installments remaining (including the payment being made). The number of shares delivered will be rounded down to the nearest whole share. Fractional shares will be held as stock units for subsequent installments. Fractional stock units due in a lump sum payment or final installment will be paid in cash.

(f) In the event that any provision of this Section 9 conflicts with the provisions of the Corteva Plan in effect at the time of the relevant deferrals, the provisions of the Plan in effect at that time shall control.

10. Definition of Retirement

For purposes of the Plan, "Retirement" shall be defined to include (A) *Normal Retirement* (a full-service employee at least age 65 with at least 15 years of service), (B) *Early Retirement* (a full-service employee at least age 50 (but not yet reached age 65) with at least 15 years of service), or (C) *Incapability Retirement* (a full-service employee with at least 15 years of service and is deemed permanently incapable of doing his or her job with the required degree of efficiency)[1]; provided that "service" shall include all

[1] For historical reasons, these definitions are based upon a prior predecessor defined benefit pension plan as shown in Appendix A. Reference to Appendix A does not necessarily mean that

service with the Company and its predecessors and affiliates.

11. Plan Administration

(a) The Company is the Plan Administrator. The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan and to designate one or more persons to carry out the responsibilities of the operation and administration of the Plan. The Company or such person or persons as the Company may designate, may employ one or more persons to render advice with regard to any responsibility of the Company or any such person under the Plan. The Plan Administrator shall have the discretionary right to determine eligibility for benefits hereunder and to construe and interpret the terms and conditions of this Plan. The decision of the Plan Administrator shall be final and binding with respect to any questions arising as to the interpretation of this Plan.

(b) The Plan Administrator's powers include, but are not limited to, the following authority:

(i) The authority to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(ii) The Plan Administrator shall have complete discretion to interpret the provisions of the Plan, including but not limited to determinations regarding eligibility for participation in and coverage under the Plan and the types and amounts of benefits payable under the Plan, and to make all necessary findings of fact. The Plan Administrator shall have the discretion and authority to interpret the Plan, and its interpretation thereof in good faith shall be final and conclusive on all persons claiming benefits under the Plan. Decisions by the Plan Administrator may not be overturned unless found by a court to be arbitrary and capricious and having no foundation;

(iii) The authority to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

(iv) The authority to allocate and delegate its responsibilities under the Plan, and to designate other persons to carry out any of its responsibilities under the Plan; and

(v) The authority to enter into any and all contracts and agreements for carrying out the terms of this Plan and for the administration of the Plan, and to do all acts as it, in its sole discretion, may deem necessary or

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a participant of this Plan has any right to benefits under the prior predecessor defined benefit pension plan.

advisable. Such contracts and agreements shall be binding and conclusive on the parties hereto and anyone claiming benefits hereunder.

(c) Benefits under the Plan will be paid only if the Plan Administrator (or its authorized delegate, such as the claims administrator) decides, in its sole and absolute discretion, that payment is merited pursuant to the terms of the Plan.

(d) In administering the Plan, the Plan Administrator is entitled, to the extent permitted by law, to rely on all tables, valuations, certificates, opinions and reports which are furnished by accountants, counsel or other experts employed or engaged by the Plan Administrator.

(e) All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

12. <u>Modification Termination</u>

The Board of Directors of the Company reserves the right to change or discontinue this Plan at its discretion at any time, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a participants Deferral Account.

13. <u>Claims and Appeals Procedures</u>

(a) If an employee or an employees' beneficiary wishes to make a claim for benefits under the Plan, such claim for benefits must be received by the Plan Administrator no later than 6 months after the date of the first scheduled distribution date. The Plan Administrator shall approve or wholly or partially deny all claims for benefits under the Plan within a reasonable period of time, after all required documentation has been furnished to the Plan Administrator.

(b) If a claim is wholly or partially denied, the Plan Administrator shall provide the claimant with written notice setting forth the specific reasons for the denial, making reference to the pertinent provisions of the Plan or the Plan documents on which the denial is based; describe any additional material or information that should be received before the claim may be acted upon favorably, and explain why such material or information, if any, is needed; and inform the person making the claim of his or her right pursuant to this Section to request review of the decision by the Plan Administrator.

(c) A claimant shall have the right to request a review of the decision denying the claim. Such request must be made by filing a written application for review with the Plan Administrator no later than sixty (60) days after receipt by the claimant of written notice of the denial of his or her claim. The claimant may review pertinent Plan documents and shall submit such written comments and other information which he or she wishes the Plan Administrator to consider in connection with his or her claim.

(d) The Plan Administrator may hold any hearing or conduct any independent investigation which it deems necessary to render its decision on review. Such decision shall be made as soon as practicable after the Plan Administrator receives the request for review. Written notice of the decision on review shall be promptly furnished to the claimant and shall include specific reasons for the decision.

(e) For all purposes under the Plan, decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons.

(f) There shall be deduced from each payment made under the Plan or any other compensation payable to the participant (of Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment of this Plan. The Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

(g) The Company does not represent or guarantee that any particular federal or state income, payroll or other tax consequence will result from participation in this Plan. A participant should consult with professional tax advisors to determine the tax consequences of his or her participation. Furthermore, the Company does not represent or guarantee successful investment of deferrals and shall not be required to restore any loss that may result from such investment or lack of investment.

14. Time Limit on Legal Actions

All claims and appeals procedures provided for in the Plan must be exhausted before any legal action is brought. A claimant seeking judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action (including, without limitation, a civil action under Section 502(a) of ERISA) within 12 months (the "Limitations Period") following the date the final adverse benefit determination is issued. Notwithstanding the foregoing, any claimant that fails to engage in or exhaust the claims and review procedures must file any suit or legal action within the Limitations Period following the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the claimant alleges he or she became entitled to the Plan benefits requested in the suit or legal action). Nothing in this Plan should be construed to relieve a claimant of the obligation to exhaust all claims and review procedures under the Plan before filing suit in state or federal court. A claimant who fails to file such suit or legal action within the Limitations Period will lose any rights to bring any such suit or legal action thereafter.

15. Disclaimer of Liability

The Company shall not be liable for any act, or failure to act, which is made in good faith pursuant to the provisions of the Plan.

16. Overpayment or Other Errors

If a benefit is paid that is larger than the amount payable under the Plan, the Company has a right to recover the excess amount from the person or agency that received such

overpayment. Erroneous payments or statements will not change the rights or obligations under this Plan, and will not operate to grant additional benefits or coverage.

17. Funding of the Plan

Nothing contained in this Plan shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to a person eligible to receive payments under this Plan.

All benefits payable in accordance with this Plan, shall constitute a general unsecured obligation of the Company and its successors and assigns and shall be payable from the general assets of any or all of them.

The Company, in its sole discretion, may establish a trust for the purpose of providing funds for the payment of the benefits under the Plan. Such trust shall be an irrevocable grantor trust containing provisions which are the same as, or are similar to, the provisions contained in the model "rabbi trust" set forth in Internal Revenue Service Revenue Procedure 92-64 (or any successor ruling thereto). The Company shall pay all costs relating to the establishment and maintenance of the trust and the investment of funds held in such trust.

18. Miscellaneous

(a) For purposes of clarity, in no event shall benefits under this Plan be duplicative of the benefits provided by any other Company plan, program, policy or arrangement.

(b) The Plan is to be construed, administered, and enforced in accordance with ERISA, and to the extent they are not preempted by ERISA, by and in accordance with and other pertinent federal laws and in accordance with the laws of the State of Delaware (without regard to its choice of law principles) to the extent not preempted by ERISA. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will remain fully effective.

(c) Participation in this Plan does not give to any participant the right to be retained in the employ of the Company, nor any right or interest in this Plan other than as provided in this Plan document.

(d) No term, condition, or provision of this Plan or any benefit program shall be deemed to be waived, and there shall be no estoppel against enforcing any provision of the Plan or benefit program, except through a writing of the party to be charged by the waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless explicitly made so, and shall operate only with regard to the specific term or condition waived, and shall not be deemed to waive such term or condition in the future, or as to any act other than as specifically waived. No covered person other than as named or described by class in the waiver shall be entitled to rely on the waiver for any purposes.

(e) Except to the extent required by applicable law, no assignment or alienation of the rights and interests under this Plan will be permitted or recognized under any circumstances, nor shall such rights and interests be subject to attachment or other legal processes for debt.

(f) The "plan year" for the Plan is from January 1 through December 31.

19. Code Section 409A

(a) The Plan is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the rulings and regulations issued thereunder ("Code Section 409A"), and to the maximum extent permitted this Plan shall be limited, construed and interpreted in accordance with such intent.

(b) Compensation deferred and vested (within the meaning of Code Section 409A) on or before December 31, 2004, is eligible for exemption from Code Section 409A by reason of the statutory grandfather clause set forth in section 885(d) of the American Jobs Creation Act of 2004, Pub. L. No. 108-357, 118 Stat. 1418 (2004). Deferrals made on or before December 31, 2014, pre-date Code Section 409A and are therefore grandfathered under Code Section 409A. The Company desires to preserve the exemption from Code Section 409A of such grandfathered amounts, including earnings thereon. The provisions pertaining to the grandfathered amounts are drafted to mirror the existing terms in the Corteva Plan and will be distributed in accordance with Corteva Plan, and no 'material modifications,' as that term is used for purposes of the Code Section 409A grandfather clause, shall be made to the grandfathered benefits, unless otherwise permitted by Internal Revenue Service.

(c) If at the time of a participant's separation from service, a participant is a Specified Employee, as defined in Code Section 409A, any and all amounts payable under this Plan in connection with such separation from service that constitute deferred compensation subject to Code Section 409A, as determined by the Plan Administrator in its sole discretion, and that would (but for this provision) be payable within six months following such separation from service, shall instead be paid on the first day of the first calendar month following the end of the six month period.

(d) To the extent that amounts deferred under the Plan are payable in connection with a participant's disability, no amounts shall be paid hereunder on account thereof unless such disability constitutes a disability within the meaning of Code Section 409A.

(e) For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment

shall at all times be considered a separate and distinct payment. If any payment could be paid in either of two different calendar years, it shall be paid in the later calendar year.

(f) The Company does not represent, warrant or guarantee that the payment of a benefit under this Plan will not result in any penalty pursuant to Code Section 409A or any similar state statute or regulation.

IN WITNESS WHEREOF, DuPont Specialty Products USA, LLC has caused this Plan to be executed by its duly authorized individual on the date shown below, but adopted effective as of June 1, 2019.

DuPont Specialty Products USA, LLC

By: ______________________________

Title: ______________________________

Date: ______________________________

Appendix A

When You May Retire

Normal Retirement

You are eligible for an unreduced normal pension if you are a Full-Service Employee, at least 65 years old, and have at least 15 years of service. If you qualify for a normal retirement, your pension is calculated by the Plan benefit formulas described in "Your Plan Benefit Formulas." The formula producing the highest benefit is used.

Early Retirement

You are eligible for an early pension after reaching age 50 (but before reaching age 65) with at least 15 years of service if you are a Full-Service Employee. If you qualify for an early retirement, your pension is calculated by the Plan benefit formulas described in "Your Plan Benefit Formulas." The formula producing the highest benefit is used.

An unreduced benefit is available if you retire between ages 58 and 65, and if your service and age add up to 85 or more; otherwise, you can retire with a reduced pension.

The chart below indicates the various age and service combinations necessary for an unreduced early pension. It also shows the percentage of pension you can receive under other age and service combinations.

If you qualify for an early retirement, your pension payment start date can be the day immediately following your last day of employment, or the first day of any month thereafter.

Age at Payment Start Date	15-20	21	22	23	24	25	26	27 & over
65	100%							
64	95	100%						
63	90	95	100%					
62	85	90	95	100%				
61	80	85	90	95	100%			
60	75	80	85	90	95	100%		
59	70	75	80	85	90	95	100%	
58	65	70	75	80	85	90	95	100%
57	60	65	70	75	80	85	90	95
56	55	60	65	70	75	80	85	90
55	50	55	60	65	70	75	80	85
54	50	50	55	60	65	70	75	80
53	50	50	50	55	60	65	70	75
52	50	50	50	50	55	60	65	70
51	50	50	50	50	50	55	60	65
50	50	50	50	50	50	50	55	60

Years of Service

Let's say, for example, that your pay and service entitle you to a benefit of $1,000 per month, payable at age 65. You have 23 years of service and you are age 60. This chart indicates that, if you decide to retire and start pension payments now, you would receive 90% of your $1,000 pension—or $900 per month. If you wait until you are 61 to retire and start pension payments, you would then have another year of service and age and would be entitled to an unreduced benefit.

Optional Retirement at Involuntary Termination

The pension plan may also provide benefits for Full-Service Employees who are terminated involuntarily. You are eligible for an optional pension if you are over age 50 with at least 15 years of service and are terminated involuntarily for reasons other than dishonesty, insubordination, other misconduct, or termination to permit you to be employed by a subsidiary, a buyer of Company assets, a joint venture of the Company, or a service provider.

If you are terminated involuntarily for lack of work and have at least 25 years of service, you may be eligible for an optional pension as early as age 45. The 25-year service requirement is reduced by two years for each year past your 45th birthday.

Age	Service Required
45	25
46	23
47	21
48	19
49	17
50	15

If you qualify for optional retirement, your pension is calculated using the Plan benefit formulas described in "Your Plan Benefit Formulas." The formula producing the highest benefit is used.

Age at Payment Start Date	15	16	17	18	19	20	21	22	23	24	25	26	27 & over
65	100%	100%	100%	100%	100%	100%							
64	95	95	95	95	95	97.5	100%						
63	90	90	90	90	92.5	95	97.5	100%					
62	85	85	85	87.5	90	92.5	95	97.5	100%				
61	80	80	82.5	85	87.5	90	92.5	95	97.5	100%			
60	75	77.5	80	82.5	85	87.5	90	92.5	95	97.5	100%		
59	72.5	75	77.5	80	82.5	85	87.5	90	92.5	95	97.5	100%	
58	70	72.5	75	77.5	80	82.5	85	87.5	90	92.5	95	97.5	100%
57	67.5	70	72.5	75	77.5	80	82.5	85	87.5	90	92.5	95	95
56	65	67.5	70	72.5	75	77.5	80	82.5	85	87.5	90	90	90
55	62.5	65	67.5	70	72.5	75	77.5	80	82.5	85	85	85	85
54	60	62.5	65	67.5	70	72.5	75	77.5	80	80	80	80	80
53	57.5	60	62.5	65	67.5	70	72.5	75	75	75	75	75	75
52	55	57.5	60	62.5	65	67.5	70	70	70	70	70	70	70
51	52.5	55	57.5	60	62.5	65	65	65	65	65	65	65	65
50	50	52.5	55	57.5	60	60	60	60	60	60	60	60	60
49	—	—	52.5	55	55	55	55	55	55	55	55	55	55
48	—	—	—	—	50	50	50	50	50	50	50	50	50
47	—	—	—	—	—	—	45	45	45	45	45	45	45
46	—	—	—	—	—	—	—	—	40	40	40	40	40
45	—	—	—	—	—	—	—	—	—	—	35	35	35

Years of Service

The chart above is used in the same manner as the chart under the "Early Retirement" section to determine the percentage of pension you can receive in the event of an involuntary retirement.

Incapability Retirement

As a Full-Service Employee with at least 15 years of service, you may be able to retire with an incapability pension—if you are deemed permanently incapable of doing your job with the required degree of efficiency. If you qualify for an incapability pension, your pension is calculated using the Plan benefit formulas described in "Your Plan Benefit Formulas." The formula producing the highest benefit is used, and there is no reduction for early retirement. In addition, you may receive an incapability supplement equal to either:

- 50% of your Primary Social Security Benefit (PSSB), or
- $90 a month,

whichever is greater. You receive this supplement until you either begin receiving a Social Security disability benefit or reach age 62, whichever is the first to occur.